Exhibit 10.7

RADIAN GROUP INC. STI/MTI INCENTIVE PLAN

FOR EXECUTIVE EMPLOYEES

I.    Purpose. The purpose of the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees (the “Plan”) is to provide a means whereby Radian Group Inc. may provide incentive compensation to eligible employees who hold the position of Vice President or above. The Plan was effective as of January 1, 2009 (“Effective Date”). The Plan has been amended and restated as of January 1, 2017 and shall apply to STI Bonuses and MTI Bonuses calculated for fiscal years beginning on or after January 1, 2017.

II.    Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1    “Actual Incentive Award” means the allocated amount described in Section 5.1 for a Participant. Pursuant to the terms of Section V, 50% of each Actual Incentive Award will be available for payment as an STI Bonus, and the remaining 50% of the Actual Incentive Award will be available for payment as an MTI Bonus.

2.2    “Actual Incentive Award Pool” means the total amount, based on performance, that is available to be allocated as Actual Incentive Awards to Participants for a two-year performance period, as determined by the Compensation Committee.

2.3    “Actual MTI Pool” means the total amount, based on performance, that is available to be allocated as MTI Bonuses to Participants, as determined by the Compensation Committee.

2.4    “Affiliate” means each entity owned by Radian. Only Affiliates specified by the Compensation Committee will be participating employers in the Plan.

2.5    “Board” means the board of directors of Radian.

2.6    “Cause” has the meaning assigned to such term in an executive employment agreement or executive severance agreement between the Participant and Radian or an Affiliate (for purposes of clarity, “executive employment agreement” and “executive severance agreement” shall not be interpreted to include offer letters, notwithstanding any terms of employment or severance in such letters), or, if there is no such agreement, “Cause” means any of the following conduct by a Participant, as determined in the sole discretion of the Chief Executive Officer of Radian and the Chief Human Resources Officer of Radian: (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances); (2) fraud, dishonesty, theft, or misappropriation of funds in connection with the Participant’s duties with Radian and its

Affiliates; (3) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (4) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with Radian or an Affiliate; or (5) negligence, misconduct or other failure to perform the Employee’s duties with Radian and its Affiliates after receiving written notice from Radian or an Affiliate of the deficiencies on which such termination is based.

2.7    “Committee” means (i) for all determinations made with respect to Management, the Compensation Committee, and (ii) for determinations made with respect to all other Employees (except for those determinations specifically reserved to the Compensation Committee), a committee consisting of Management or its delegates.

2.8    “Compensation Committee” means the Compensation and Human Resources Committee of the Board.

2.9    “Disability” has the meaning assigned to such term in the Participant’s employment agreement or severance agreement entered into with Radian or an Affiliate and if there is no such agreement or definition, Disability means a physical or mental impairment of sufficient severity that the Participant is both eligible for and in receipt of benefits under the long-term disability program maintained by Radian. The date of Disability for purposes of the Plan is the date on which the Participant begins receiving such long-term disability benefits.

2.10    “Employee” means an employee of Radian or an Affiliate specified by the Compensation Committee who is not classified as a “temporary employee,” but excluding any person who is classified by Radian or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.11    “Good Reason” has the meaning assigned to such term in the Participant’s employment agreement or severance agreement entered into with Radian or an Affiliate, if any.

2.12    “Management” means the Chief Executive Officer of Radian and members of the executive team as designated by the Chief Executive Officer of Radian.

2.13    “MTI Bonus” means a medium term incentive bonus based on performance, with a target of 50% of the Participant’s Actual Incentive Award, as described in Section 5.2.

2.14    “MTI Target Award” shall have the meaning given that term in Section 5.2(a).

2.15    “Participant” means an Employee who holds the position of Vice President or above and who is designated as a participant in the Plan pursuant to Section III for a fiscal year.

2.16    “Plan” means this Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, as in effect from time to time.

2.17     “Radian” means Radian Group Inc. or any successor thereto.

2.18    “Release” shall mean a release of claims described in Section 5.3.

2.19        “STI Bonus” means the short term incentive bonus payable to a Participant as provided in Section 5.1(c).

2.20    “Target Incentive Award” means a target bonus amount established by the Committee for each Participant for a two year performance period, which will be equal to a stated dollar amount or a set percentage of the Participant’s base salary, as determined in the sole discretion of the Committee.

2.21     “Target Incentive Award Pool” means the aggregate amount of all Target Incentive Award amounts established for all Participants for a two-year performance period.

2.22     “Target MTI Pool” means the aggregate amount of all MTI Target Awards established for all Participants, as described in Section 5.1(c).

III.     Eligibility; Participation; Newly Hired Employees.

3.1    The Committee will designate the Employees who will participate in the Plan for each performance period. Employees are eligible for designation by the Committee if they (i) are employed by Radian or an Affiliate specified by the Committee, (ii) hold the position of Vice President or above, and (iii) are not participating in any other short-term incentive plan sponsored by Radian or an Affiliate. The Committee has sole discretion to determine which Employees will participate in the Plan.

3.2    Notwithstanding the foregoing, Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan on or after October 1st of the first fiscal year of the performance period shall not be eligible to participate in the Plan for such performance period. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan before October 1st of the first fiscal year of the performance period shall be eligible to participate in the Plan for such performance period and shall be eligible to receive a prorated bonus award calculated in whole months based on the relative time spent in the eligible position during the performance period, as determined by the Committee.

3.3    The Committee may determine that certain Participants will only be eligible for STI Bonuses and will not be eligible for MTI Bonuses.

IV.    Performance Metrics/Goals. The Compensation Committee will establish the applicable business and/or financial performance metrics or goals that Radian and/or specified Affiliates will be measured against in order to determine the Actual Incentive Award Pool and the Actual MTI Award Pool pursuant to which STI Bonuses and MTI Bonuses are to be payable or allocated, as applicable, for each two-year performance period. The business and/or financial performance goals will be established and communicated in writing to eligible Participants. At the end of each fiscal year, the Compensation Committee will determine whether, and to what extent, such performance goals have been met for that year for purposes of funding the bonus pools to be awarded or allocated under this Plan. The Compensation Committee may adjust the performance results for extraordinary items or other events or circumstances, as the Compensation Committee deems appropriate.

V.    Incentive Bonus Program.

5.1    Incentive Awards

(a)    Target Incentive Awards. At the beginning of each two-year performance period, the Committee will establish a Target Incentive Award for each Participant. Unless the Committee establishes a new Target Incentive Award for a Participant for a fiscal year, the Participant’s Target Incentive Award will be the same Target Incentive Award as in effect for the Participant for the immediately preceding fiscal year. The Target Incentive Award Pool will be equal to 100% of the Target Incentive Award amounts for all eligible Participants for the year.

(b)    Approval of Incentive Award Amounts.

(1)    At the end of the first fiscal year of each performance period, the Compensation Committee will determine how much, if any, of the Target Incentive Award Pool will be available to be allocated as Actual Incentive Awards based on Radian’s and its Affiliates’ achievement of the performance goals for the first fiscal year that were established pursuant to Section IV. The Actual Incentive Award Pool may range from zero to 200% of the Target Incentive Award Pool.

(2)    The Committee will allocate the Actual Incentive Award Pool among Participants, in its sole discretion, based on such criteria as the Committee deems appropriate, which may include the Participant’s performance rating, the Participant’s relative Target Incentive Award and other factors determined in the sole discretion of the Committee. A Participant’s Actual Incentive Award may range from zero to 200% of the Participant’s Target Incentive Award amount. The total amount of the Actual Incentive Awards allocated to all Participants in a fiscal year will not exceed the Actual Incentive Award Pool established under Section 5.1(b)(1) for the fiscal year based on the performance of Radian and its Affiliates.

(c)    Payment of STI Bonuses; Establishment of MTI Target Award. Except as provided in Section 5.1(d) below, if an Actual Incentive Award is allocated to a Participant based on performance for the first fiscal year, 50% of the Actual Incentive Award amount will be paid in cash to the Participant in a single lump sum payment as an STI Bonus between January 1 and March 15 following the end of the fiscal year for which the Actual Incentive Award is allocated. The remaining 50% of the Actual Incentive Award amount will be established as the “MTI Target Award” for the Participant and will be payable based on achievement of performance goals realized in the second year of the performance period, as set forth in Section 5.2. Except as provided in Sections 5.1(e) and (f), a Participant must be employed by Radian or an Affiliate on the date on which the STI Bonus is paid in order to receive an STI Bonus for the fiscal year. If no Actual Incentive Award amount is allocated to a Participant for a fiscal year, the Participant will not receive an STI Bonus or an MTI Target Award or be eligible to receive an MTI Bonus.

(d)    Payment of STI Bonuses to Participants who are Not Eligible for MTI Bonuses. For Participants who are not eligible to receive MTI Bonuses pursuant to Section 3.3, if an Actual Incentive Award is allocated to a Participant based on performance for the first fiscal year, 100% of the Actual Incentive Award amount will be paid in cash to the Participant in a single lump sum payment as an STI Bonus between January 1 and March 15 following the end of the fiscal year for which the Actual Incentive Award is allocated. The Participant will not be eligible to receive an MTI Bonus.

(e)    Involuntary Termination. If, on or after December 31st of the first fiscal year of the performance period but prior to the payment date for the STI Bonus, a Participant’s employment is terminated by Radian and its Affiliates without Cause (or the Participant terminates employment for Good Reason, in the case of a Participant who has an employment agreement or severance agreement with Radian or an Affiliate that provides for termination on account of Good Reason), and in either case the Participant executes and does not revoke a Release (as described in Section 5.3), the Participant will receive his or her STI Bonus, as determined under Section 5.1(c), and (unless Section 5.1(d) applies to the Participant) the Participant will receive his or her MTI Bonus, as determined under Section 5.2(b), in each case based on the achievement of the performance goals. The payable amount, if any, will be paid to the Participant at the same time as STI Bonuses and MTI Bonuses, as applicable, are paid to other Participants for the fiscal year.

(f)    Death or Disability. If a Participant’s employment terminates on account of death, or a Participant incurs a Disability, before the payment date for the STI Bonus, the Participant will be paid a pro rata portion of the Participant’s STI Bonus, with the Participant’s STI Bonus equal to an amount calculated as the percentage of the Participant’s Target Incentive Award that is equal to the percentage that the Actual Incentive Award Pool (as determined under 5.1(b)) represents to the Target Incentive Award Pool; provided that, in the case of Disability, payment is conditioned on the Participant executing and not revoking a Release. The pro rata portion of the Participant’s STI Bonus that shall be paid pursuant to this Section 5.1(f), if any, shall be calculated by multiplying the amount of the Participant’s STI Bonus, as determined above in the Section 5.1(f), by a fraction, the numerator of which is the number of days during the first fiscal year of the performance period that the Participant was employed by Radian or an Affiliate and the denominator of which is the number of days in the first fiscal year of the performance period. The payable amount, if any, will be paid to the Participant, or the Participant’s personal representative in the case of death, at the same time as STI Bonuses are paid to other Participants.

5.2    Medium Term Incentive Bonus.

(a)    MTI Target Award. Except as provided in Section 5.1(d), each Participant who is allocated an Actual Incentive Award amount based on performance for the first fiscal year of the performance period, and who received payment of an STI Bonus, will have an MTI Target Award equal to 50% of the Actual Incentive Award amount allocated to the Participant. The Target MTI Pool for the second fiscal year of the performance period will be equal to 100% of the MTI Target Awards established for all eligible Participants. Each such Participant may be paid a percentage of his or her MTI Target Award as a cash MTI Bonus based on performance for the second fiscal year of the performance period, as set forth in Section 5.2(b).

(b)    Approval of MTI Bonus Payments.

(1)    At the end of the second fiscal year of the performance period, the Compensation Committee will determine how much, if any, of the Target MTI Pool will be available for payment of MTI Bonuses, based upon the achievement of the performance goals realized for the second fiscal year of the performance period that were established pursuant to Section IV. The Actual MTI Pool will be a percentage ranging from zero to 150% of the Target MTI Pool, as determined by the Compensation Committee.

(2)    The MTI Bonus payable to a Participant, if any, shall equal the Participant’s MTI Target Award multiplied by the percentage established by the Committee based on performance as described in Section 5.2(b)(1) to establish the Actual MTI Pool.

(c)    Payment of MTI Bonuses. If a Participant is awarded an MTI Bonus for a fiscal year, the MTI Bonus will be paid in cash to the Participant in a single lump sum payment between January 1 and March 15 following the end of the second fiscal year of the performance period. If a Participant who receives payment of an STI Bonus for the first fiscal year of the performance period terminates employment for any reason (voluntarily or involuntarily) other than Cause, the Participant will remain eligible to receive an MTI Bonus, as determined under Section 5.2(b), provided that the Participant executes and does not revoke a Release (as described in Section 5.3). Such MTI Bonus shall be payable at the same time as MTI Bonuses are paid to other Participants. A Participant will not receive any MTI Bonus if the Participant’s employment is terminated for Cause. If a Participant’s employment terminates on account of death, any MTI Bonus will be paid to the Participant’s personal representative at the same time as MTI Bonuses are paid to other Participants.

5.3    Release. Any payment of an STI Bonus or an MTI Bonus after the Participant’s termination of employment (except for termination of employment upon death) or on account of Disability shall be conditioned on the Participant executing and not revoking a written Release. The Release will be in a form provided by Radian and will release all claims against Radian, its Affiliates and all related parties with respect to all matters arising out of Participant’s employment by Radian or an Affiliate, or the termination thereof (other than claims based upon any entitlements under the terms of this Plan or under any plans or programs of Radian and its Affiliates under which Participant has accrued a benefit).

VI.    Administration. The Committee will have full power and discretionary authority to interpret the Plan. Except as specifically provided otherwise herein, the Committee will have full power and discretionary authority to administer the Plan, to make all determinations, including all participation and award determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan will be made in the sole discretion of the Committee and not in a fiduciary capacity. All decisions and determinations by the Committee will be final, conclusive and binding on Radian, its Affiliates, the Participants and any other persons having or claiming an interest hereunder. All STI Bonuses and MTI Bonuses will be awarded conditional upon the Participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee will be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such STI Bonuses or MTI Bonuses.

VII.    General Provisions.

7.1    Transferability. No awards under this Plan may be transferred, assigned, pledged or encumbered by the Participant nor may any awards under this Plan be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.

7.2    Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, will create or be construed to create a trust of any kind. Each Participant’s interest in an STI Bonus or MTI Bonus will be no greater than the right of an unsecured general creditor of Radian. All STI Bonuses and MTI Bonuses will be paid from the general funds of Radian, and no special or separate fund will be established and no segregation of assets will be made to assure payment of the STI Bonuses and MTI Bonuses.

7.3    Withholding Tax. All payments under this Plan shall be made subject to applicable tax withholding, and Radian or an Affiliate shall withhold from any payments under this Plan all federal, state and local taxes as Radian or an Affiliate is required to withhold pursuant to any law or governmental rule or regulation. The Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan.

7.4    No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, will give a Participant any right to continued employment. Each Participant’s employment continues to be at-will, which means that Radian or an Affiliate can terminate the Participant’s employment at any time for cause or for no cause whatsoever.

7.5    Deferrals. Radian may allow selected Participants to defer part or all of their STI Bonuses or MTI Bonuses under a deferred compensation plan, consistent with Section 409A of the Internal Revenue Code. If a Participant elects to defer an STI Bonus or MTI Bonus pursuant to a deferred compensation plan, the STI Bonus or MTI Bonus will be paid at the time and in the form determined under the deferred compensation plan, notwithstanding the payment terms of this Plan.

7.6    Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Internal Revenue Code in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan will be administered so that such payments are made in accordance with the requirements of section 409A, including the six-month delay required for “specified employees,” if applicable. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except in accordance with Section 409A. If a payment is subject to section 409A, is subject to execution of a Release, and could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year, as required under section 409A.

7.7    Termination and Amendment of the Plan. The Compensation Committee may amend or terminate the Plan at any time.

7.8    Successors. The Plan will be binding upon and inure to the benefit of Radian, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

7.9    Applicable Law.

(a)    The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

(b)    As a condition of participating in the Plan, each Participant irrevocably and unconditionally (i) agrees that any legal proceeding arising out of the Plan may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.

(c)    In addition, the Plan shall be subject to any required approvals by any governmental or regulatory agencies. STI Bonuses and MTI Bonuses shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in the Plan to the contrary, the Plan, STI Bonuses and MTI Bonuses shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify the Plan as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan and accepting payment of any STI Bonus and MTI Bonus, all Participants agree to any such modifications that may be imposed by the Committee, and all Participants agree to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

Revision History

Revision	Date	Description	Author
2.0	2/8/2017	Updated	A. Scott